CONSULTING AND NON-COMPETITION AGREEMENT
                                       AND
                          RELEASE AND WAIVER OF CLAIMS


         This is a Consulting and Non-Competition Agreement and Release and Waiver of Claims (hereinafter referred to as "Agreement") made this 4th day of June, 2001, by and between CDI Corporation (hereinafter referred to as "Company") and Brian J. Bohling (hereinafter referred to as "Employee") which is entered into in connection with the termination of Employee's employment with Company as of August 3, 2001 (hereinafter referred to as the "Termination Date").

  1. AS CONSIDERATION for Employee's promises and undertakings set forth in this Agreement, Company hereby agrees to:

          (a) Continue to pay Employee his salary and benefits through the Termination Date. Company and Employee agree, however, that Employee will not be required to render services on a full-time basis between the date of this Agreement and the Termination Date but, rather, Employee will be available to, and will perform such specific projects and render such services as are directed by Company's Chief Executive Officer.

          (b) Pay Employee the amount of $256,680.00 in biweekly installments of $9,872.31 each over the one year period from the Termination Date through August 3, 2002 ("the Consulting Term").

          (c) Pay Employee promptly following the Termination Date the amount of $32,085.00 representing twenty-five percent (25%) of Employee's target bonus for 2001. In the event the actual bonus that would otherwise have been paid to Employee for 2001 exceeds this amount, the difference will be paid to Employee in March 2002.

          (d) Pay Employee promptly following the Termination Date for all of Employee's PDOs that are earned but unused through the Termination Date.

          (e) Pay Employee promptly following the Termination Date the amount of $15,000.00 for outplacement services.

          (f) Beginning on the Termination Date, pay on Employee's behalf, the same portion of the insurance premium for Employee's COBRA insurance coverage as Company was paying toward the premium for Employee's group insurance coverage immediately prior to the

              Termination Date. These payments are contingent upon Employee electing COBRA coverage and will continue for so long as Employee maintains COBRA coverage but not beyond August 3, 2002.

          (g) Permit Employee to keep the Company laptop computer he has been using as of the date hereof. Additionally, Employee's telephone extension at Company's headquarters office will continue to be answered in Employee's name until November 30, 2001. Also Employee's cell phone service through the Company will be continued until November 30, 2001.

          (h) Permit Employee to use the Company's condominium in Park City, Utah as previously planned from June 27, 2001 through July 10, 2001.

  Such consideration will be paid to Employee provided that (i) Employee has executed this Agreement, (ii) the seven (7) day revocation period provided in
  Section 10, below, has expired and (iii) Employee has not exercised the right of revocation.

     2. IN EXCHANGE for such consideration, Employee hereby, on behalf of Employee, Employee's descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to make any claim or initiate any lawsuit, and fully and forever releases and discharges Company and its parent, subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders and representatives, from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which Employee now owns or holds or has at any time heretofore owned or held against said Company, arising out of or in any way connected with Employee's employment relationship with Company, or the termination of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company committed or omitted prior to the date of this Agreement, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any state statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or any other stock related compensation or programs, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability benefit or any claim under the Employment Agreement between Employee and Company dated July 8, 1997 or any other agreement entered into between Company and Employee during the period of Employee's employment with Company.

     This Agreement shall not, however, release any rights to (i) those items to be paid as consideration hereunder and specifically set forth above, (ii) payments or rights to which Employee would otherwise be entitled under any Company benefit or compensation plan or program - the benefits under which will be paid in accordance with the terms of such plans or programs, or (iii) reimbursement of any business expenses incurred by Employee in connection with the Company's business and in accordance with the Company's policy for the reimbursement of such expenses.

     In connection with section (ii) of the previous paragraph, Employee's previously granted stock options will continue to vest according to their vesting schedules during the Consulting Term per the terms of the 1998 Stock Option Plan and vested options will be exercisable until August 3, 2002 per the terms of the Executive Severance Program. Additionally, Employee will, as of the Termination Date, be 100% vested in his Retirement Plan account, his Supplemental Retirement Agreement account and his Excess Benefit Plan account.

     3. During the Consulting Term, Employee will render up to twenty (20) days of consulting services to CDI. These services will be rendered at the request of the Company's Chief Executive Officer at times reasonably convenient to Employee.

     4. Employee also agrees to perform certain actions that may be reasonably necessary in the Company's defense or prosecution of disputes, claims and/or lawsuits that involve matters or events which occurred during Employee's period of employment with the Company. Such actions would include reviewing files and records, attending meetings, giving depositions, attending and testifying at trials and performing similar actions. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Employee before requesting him to perform any such actions. Company further agrees to attempt to schedule all such actions at times reasonably convenient to Employee.

     5. Employee also agrees as follows:

          (a) For the two year period beginning on the Termination Date, he will not:

               i) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected, directly or indirectly, as proprietor, partner, shareholder, director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any entity that engages or intends to engage in any Competing Business anywhere in the world. "Competing Business" means any business or other enterprise which engages in the staffing business; and

               ii) directly or indirectly, solicit, interfere with or attempt to entice  away from the  Company,  any  officer  or  management employees of the Company or anyone who was one of the Company's officers or management employees within 12 months prior to such contact, solicitation, interference or enticement; and

               iii)contact,  solicit,  interfere  with or attempt to entice away from the Company, any customer on behalf of a Competing Business.

          (b) He will hold all of the Company's Confidential Information in the strictest confidence and will not use any Confidential Information for any purpose and will not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party. "Confidential Information" means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, information or plans regarding mergers and/or acquisitions, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

          (c) He has returned, or will promptly after the date hereof return, to the Company all copies of any Company files, records or materials that Employee had in his possession except for materials needed by Employee to work on projects at the direction of the Company through the Termination Date and during the Consulting Term. All such materials will promptly be returned to the Company as work on each such project has been completed.

          (d) In the event there is a breach of any of the above restrictions and obligations by Employee, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Employee from committing any act in breach of this Agreement. The Company will also be entitled to discontinue any remaining payments to be made under this Agreement and Employee will immediately reimburse the Company for all payments already made under this Agreement.

References in this Section 5 to the Company shall include the Company, its subsidiaries, divisions and affiliates.

     6. Employee warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by him by virtue of the receipt of any portion of the consideration herein provided. Company will, however, make any appropriate withholdings on amounts to be paid hereunder, as required by law.

     7. Employee acknowledges that he has been encouraged to seek the advice of an attorney of his choice in regard to this Agreement. Company and Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Employee hereby understands and acknowledges the significance and consequences of such an Agreement and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.


     8. Both Employee and Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     9. Employee acknowledges that he has had at least twenty-one (21) days to consider the terms of this Agreement prior to signing it. If Employee has executed this Agreement prior to the end of such twenty-one (21) day consideration period, Employee acknowledges that such decision to waive any portion of the twenty-one day (21) consideration period was done knowingly and voluntarily.

     10. Employee further understands that he may revoke this Agreement within seven (7) days following his signing of the Agreement by giving written notice of such revocation to Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by Company.

     11. This Agreement constitutes the entire agreement concerning the termination of Employee's employment and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement.

     12. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

     13. Employee and Company agree to maintain the terms of this Agreement as confidential and not to disclose such terms to any party except legal and financial advisors and, in Employee's case, his immediate family. Company and Employee also agree that they will not make any negative, disparaging or defamatory comments about each other.





CDI Corporation



By:      /s/ Allen M. Levantin                         /s/ Brian J. Bohling
   ---------------------------------------  -----------------------------------
      Allen M. Levantin                                 Brian J. Bohling
      President and Chief Executive Officer